EXHIBIT 10.14
-------------
(Arvida)



October 2, 1997


VIA FACSIMILE (561) 479-1227          VIA FACSIMILE (561) 479-1227


Arvida/Lakes Plaza, L.P.              Arvida Company
c/o Arvida Company                    Attention:  General Counsel
Attention:  James Motta               7900 Glades Road
7900 Glades Road, Suite 200           Suite 200
Boca Raton, Florida  33434            Boca Raton, Florida  33434



VIA FACSIMILE (954) 523-1722


Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
Attn:  Daniel M. Mackley, Esq.
500 East Broward Boulevard, Suite 1400
Fort Lauderdale, Florida  33394


RE:  Agreement for Purchase and Sale (the "Agreement") dated
     August 22, 1997 by and between Country Isles Associates ("Seller") and Principal Mutual Life Insurance Company ("Buyer") with respect to Country Isles Plaza, Weston, Broward County, Florida ("Property")


Gentlemen:

Pursuant to the above referenced Agreement and that letter agreement dated September 29, 1997, the Inspection Period, as defined in the Agreement, expires on October 2, 1997.

Pursuant to the terms of the Agreement, Buyer has performed due diligence on the Property during the Inspection Period, and has raised certain issues by various communications to Seller. Communications include, but are not limited to, that Title/Survey Defect Notice dated September 17, 1997 from Rudnick and Wolfe, that September 22, 1997 letter to Chuck Edgar from Rudnick and Wolfe, and facsimiles to Daniel Brown and Danielle DeVito Hurley addressing missing lease information and/or correctional changes to tenant estoppels required per the Agreement. As of this date, these issues have not all been effectively resolved to the satisfaction of Buyer. Buyer still wishes to move forward with the transaction, however, subject to Buyer's final Committee Approval, and further subject to a resolution satisfactory to Buyer of the following matters:

     1. Correction of the Title/Survey Defects stated in that September 17, 1997 letter mentioned above. (WE HAVE RECEIVED THAT COMMUNICATION DATED SEPTEMBER 23, 1997 FROM GOLD COAST TITLE, AND HAVE RECEIVED CERTAIN REVISIONS TO THE SURVEY FROM CRAIG A. SMITH & ASSOCIATES, WHICH TOGETHER APPEAR TO CLEAR UP MANY OF THE ITEMS.)





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     2.    Mutual agreement between Buyer and Seller as to the specific deed restrictions identified as Restrictive Covenants and Conditions.

     3.    Satisfactory amendment(s) to the Amended and Restated
Declaration of Town Foundation Covenants such that the architectural approval provisions are acceptable to Buyer and limit the ability of The Foundation and associated decision making bodies defined therein to act in an unreasonable manner.

     4. Satisfactory amendment(s) to the Declaration of Neighborhood Covenants, Conditions and Restrictions, which amendments(s) may include, but may not be limited to, assignment of Developer's rights to amend said document and the rights to approve the architectural and construction work addressed therein.

     5. Receipt and approval by Buyer of all information with respect to the CDD addressed in the September 22, 1997 letter to Chuck Edgar mentioned above.

     6. Buyer's receipt of a revocable license agreement between Broward County and Buyer, providing the right to Buyer to erect and/or maintain a sign for the Property in the public right-of-way near the Weston Road entrance. (BUYER IS CURRENTLY ATTEMPTING TO OBTAIN SUCH AGREEMENT.)

     7. Amendment of the access easement referenced as Item 44 in Schedule B-Section 2 of the preliminary title commitment, and further addressed in the September 17 and September 22 letters mentioned above, to exclude areas enroaching under the building improvements.

     8. Assumptions of the USG loan in accordance with terms, conditions, and documentation acceptable to Buyer. (GENERAL CONSENT HAS BEEN PROVIDED, BUT SPECIFIC DOCUMENTATION TO EFFECTUATE THE ASSUMPTION HAS NOT YET BEEN PREPARED, IN PART BECAUSE LENDER'S COMMITMENT HAS NOT YET BEEN EXECUTED BY BUYER AND SELLER.)

     9. Receipt of executed tenant estoppels in accordance with the Agreement, and corrections to estoppels already provided such that the expiration dates mirror the rent rolls certified by Seller. (SELLER RESERVES THE RIGHT TO RESCIND BUYER'S TERMINATION OF THE AGREEMENT SOLELY ON THE BASIS OF FAILURE TO PROVIDE THE ESTOPPELS BY THE CLOSING DATE IN ACCORDANCE WITH THE SELLER'S RIGHTS AND OBLIGATION THEREUNDER.)

     10    Amendment of the Agreement to reflect a new Purchase Price of
$13,130,000.00.


           If the transaction is approved by Buyer's Investment Committee, Buyer and Seller agree to the following:

           A. Buyer and Seller shall cooperate with each other in an attempt to timely resolve the above matters.

           B. Seller shall have until November 3, 1997 to entirely resolve the above matter or satisfy Buyer that they will be resolved on or before a closing date of November 13, 1997.

           C. If, by November 3, 1997, the above matters are not resolved or Buyer is not satisfied that said matters will be resolved on or before a closing date of November 13, 1997, Buyer shall have a right to either:

                1. Waive satisfaction of any outstanding items, close the transaction on November 13, 1997 without further reduction in purchase price, or

                2. Terminate the Agreement and receive back the Deposit.

           D.   BUYER AGREES THAT SELLER SHALL HAVE THE ABILITY TO
RESOLVE SAID MATTERS AT ANY TIME PRIOR TO NOVEMBER 3,1 997. BUYER AGREES THAT IN THE EVENT OF EARLIER RESOLUTION OF ALL SUCH MATTERS, THE CLOSING DATE SHALL BE THAT DATE WHICH IS 10 DAYS AFTER SAID DATE. (Buyer acknowledges certain matter may not be resolved until the closing date. Accordingly, Buyer agrees the 10 days used to determine the closing date shall commence at such time as Buyer determines all of the issues that can be resolved have been resolved and those matters that may remain can and will be resolved on the date the transaction closes.)

Buyer and Seller further acknowledges that the closing of this transaction is still tied to the closing of the transaction for Weston Lakes Plaza. If the matters identified by that letter of even date herewith for Weston Lakes Plaza are not resolved pursuant to the terms therein, Buyer shall have the right to terminate both Agreements or close both transactions with a waiver of outstanding items involving both Properties. Buyer and Seller agree that if resolution of all outstanding matters for one Property occurs prior to November 3, 1997, and prior to resolution of those matters affecting the other Property, Buyer shall have at least 5 business days after resolution of matters affecting the second property to close both transactions.

It is agreed upon by Buyer and Seller that all terms, covenants, conditions, representations and warranties contained in the Agreement and that letter agreement dated September 29, 1997, which are not modified or amended by this letter agreement which are not modified or amended by this specific letter agreement, are hereby ratified, confirmed and held to be in full force and effect.

SELLER                                BUYER
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ARVIDA/LAKES PLAZA, L.P., a           PRINCIPAL MUTUAL LIFE INSURANCE
Delaware limited partnership          COMPANY, an Iowa corporation

By:  ARVIDA/LAKES MANAGERS, INC.      By:  ________________________
     a Delaware corporation,
     its general partner              Its:  _______________________

     By: ____________________________ By:  ________________________
         John Baric, Vice President
                                      Its:  _______________________